Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
HEARTWARE INTERNATIONAL, INC.
     FIRST: The name of the corporation is:
HeartWare International, Inc.
     SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of stock which the Corporation shall have authority to issue is (i) 25,000,000 shares of Common Stock, $0.001 par value; and (ii) 5,000,000 shares of preferred stock, $0.001 par value. The corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.
     FIFTH: Effective upon the implementation date of the Implementation Agreement between HeartWare Limited, an Australian company, and the corporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
     SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors on the Board of Directors shall initially be set at three (3) until otherwise fixed from time to time exclusively by the Board of Directors pursuant to the Bylaws of the corporation. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Directors of Class I shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2009. Directors of Class II shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2010. Directors of Class

III shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2011. Except as otherwise provided in the Bylaws of the corporation in connection with the removal of directors and the filling of vacancies on the Board of Directors, at each annual meeting of the stockholders, the respective successors of the directors whose terms are then expiring shall be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws of the corporation so provide.
     SEVENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.
     EIGHTH: The name and mailing address of the incorporator is:
George Yu
DLA Piper US LLP
1251 Avenue of the Americas
New York, NY 10020-1104
     NINTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.
     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of July, 2008.

/s/ George Yu
George Yu, Incorporator